Exhibit 99.1

BED BATH & BEYOND INC.
NAMES EUGENE A. CASTAGNA - CHIEF OPERATING OFFICER,
SUSAN E. LATTMANN - CHIEF FINANCIAL OFFICER,
RENEWS EMPLOYMENT AGREEMENTS WITH CO-CHAIRMEN

UNION, New Jersey, February 26, 2014 – Bed Bath & Beyond Inc. (NASDAQ:BBBY) today announced the promotion of Eugene A. Castagna, previously the Company’s Chief Financial Officer and Treasurer, to the role of Chief Operating Officer.  Susan E. Lattmann, formerly the Company’s Vice President – Finance, has been promoted to Chief Financial Officer and Treasurer.

Mr. Castagna, 48, has been with the Company since November 1994 and has served as CFO and Treasurer since 2006.  Previously, he served as Assistant Treasurer from 2002 to 2006 and as Vice President – Finance from 2000 to 2006.  In addition, Mr. Castagna’s duties have included several key operational functions, including primary responsibility for the Company’s integration and growth of its baby product business since the Company’s acquisition of buybuy BABY in 2007, and helping lead the integration efforts following the Company’s 2012 acquisition of Cost Plus World Market.

Ms. Lattmann, 46, has been with the Company since August 1996.  She has been Vice President – Finance since 2006, and previously served as Vice President - Controller from 2001 to 2006 and Controller from 2000 to 2001. Prior to joining the Company, Ms. Lattmann, a certified public accountant, spent six years with the firm of Arthur Andersen.

Steven Temares, Chief Executive Officer and Member of the Company’s Board of Directors said, “These promotions further strengthen our deep and experienced management team as we execute our long-term strategic plans. Over the last several years, Gene’s role has expanded beyond his financial responsibilities to include several key operational and planning areas, and Sue has made valuable contributions to all aspects of our financial and strategic processes. Today’s announcement has positioned both Gene and Sue to assume even greater roles in helping lead and organize our Company for continued growth and success.”

The Company also announced today the extension of its employment agreements with its Co-Chairmen, Warren Eisenberg and Leonard Feinstein, for a period of three years, to February 25, 2017. The agreements have also been amended to limit the executives’ severance rights in the event of a change-in-control, eliminating what is commonly referred to as a “modified single trigger” for those payments and replacing them with a “double trigger.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, a combination of the names Christmas Tree Shops or andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110